Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to the Registration Statement No. 811-07807 on Form N-1A of our report dated July 7, 2006 relating to the financial statements and financial highlights of Fidelity Revere Street Trust: Fidelity Tax-Free Cash Central Fund, appearing in the Annual Report on Form N-CSR of Fidelity Revere Street Trust for the year ended May 31, 2006.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
July 25, 2006